EXHIBIT 8.4

[Letterhead of Nelson Mullins Riley & Scarborough, LLP]

April 29, 2019

Board of Directors
Griffin Capital Essential Asset REIT II, Inc.
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245

Re:    GCEAR I and GCEAR II Merger
Ladies and Gentlemen:
We have served as counsel to Griffin Capital Essential Asset REIT, Inc. a Maryland corporation (the “Company”) operating as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, and Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of the Company (“GCEAR I OP”), in connection with (i) the merger of the Company with and into Globe Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”) wholly owned by Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (“GCEAR II”) with Merger Sub being the surviving entity (“the REIT Merger”), and (ii) the merger of Griffin Capital Essential Asset Operating Partnership II, L.P., a Delaware limited partnership and the operating partnership of GCEAR II (“GCEAR II OP”) with and into GCEAR I OP with GCEAR I OP continuing as the surviving entity (the “OP Merger” and collectively with the REIT Merger, the “Mergers”). The Mergers will be effectuated pursuant to an Agreement and Plan of Merger, dated December 14, 2018, by and among the Company, GCEAR I OP, GCEAR II, GCEAR II OP and Merger Sub (the “Merger Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
In connection with the Registration Statement on Form S-4 (File No. 333-229101) of GCEAR II filed with the Securities and Exchange Commission on December 31, 2018, as amended and supplemented through the date hereof (the “Initial Registration Statement”), and the Registration Statement on Form S-4 of GCEAR II filed with the Securities and Exchange Commission on the date hereof pursuant to Rule 462(b) (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statements”) and subject to the limitations set forth herein, we are providing the opinion set forth below.
In giving the opinion set forth below, we have examined the following:

1.	the Fourth Articles of Amendment and Restatement of the Company, as amended and supplemented to date;

2.	the Bylaws of the Company, as amended to date;

3.	the Fourth Amended and Restated Limited Partnership Agreement of GCEAR I OP, as amended to date;

EXHIBIT 8.4
Griffin Capital Essential Asset REIT II, Inc.
April 29, 2019

4.	the Merger Agreement;

5.	the Registration Statements; and

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinion rendered below, we have assumed generally that (i) each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy, and has not been further amended; (ii) the obligations imposed on each of the parties to the documents referred to above have been performed or satisfied in accordance with their terms; and (iii) the Company has operated in such a manner that makes the representations contained in a certificate dated as of the date above and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for all years and taxable periods covered by such certificate.
In connection with the opinion rendered below, we also have relied upon the correctness of the representations and covenants as to factual matters contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with such representations. We have assumed that the representations in the Officer’s Certificate are true, correct and complete and will remain true, correct and complete and that each representation or covenant contained in the Officer’s Certificate qualified as to knowledge, belief, or intent is true, correct and complete without regard to such qualification.
Based on the factual matters in the documents and assumptions set forth above and the representations as to factual matters set forth in the Officer’s Certificate, we are of the opinion that for all taxable periods commencing with the taxable year ended December 31, 2010 and continuing through the Closing, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its organization and method of operations have enabled it to continue to meet the requirements for qualification and taxation as a REIT under the Code through the Closing.
We have not reviewed the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.
The foregoing opinion is based on current provisions of the Code and the Treasury regulations promulgated thereunder (“Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter speaks only as of the date hereof and we undertake no obligation to update any opinion expressed herein after the date of this letter. This opinion letter may not be distributed, relied upon for any purpose by any

EXHIBIT 8.4
Griffin Capital Essential Asset REIT II, Inc.
April 29, 2019

other person, quoted in whole or in part or otherwise reproduced in any document (other than as an exhibit to the Merger Agreement or in compilations of closing documents), or filed with any governmental agency without our express written consent, except as required by applicable Law.
We hereby consent to the filing of this opinion as Exhibit 8.4 to the 462(b) Registration Statement. We also consent to the use of our firm name in the Registration Statements under the headings “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Nelson Mullins Riley & Scarborough, LLP

NELSON MULLINS RILEY & SCARBOROUGH, LLP